Exhibit 2.5

Filed

May 29, 2009

Secretary of State

Tallahassee Florida

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

UTILISOURCE INTERNATIONAL CORPORATION

(a Florida Corporation)

Pursuant to the provisions of Section 607.0704, Florida Statutes, this corporation adopts the following article of amendment to its articles of incorporation:

FIRST: The name of the corporation shall be changed and Article I shall accordingly be Amended to read:

The name of the corporation shall be WHOLE IN ONE ORGANICS, INC.

SECOND: The corporation shall increase the number of shares it is authorized to issue and Article V shall accordingly be Amended to read:

The Corporation shall have the authority to issue 50,000,000 shares of common stock, par value $.0001 per share. The Corporation shall have the authority to issue 10,000,000 shares of preferred stock, par value $.0001 per share, which may be divided into series and with the preferences, limitations and relative rights determined by the Board of Directors.

THIRD: The date of these amendment's adoption is June 14, 2009.

FOURTH: This amendment was adopted by a shareholder action without meeting wherein the number of votes cast in favor of the amendment exceeded the number required for its approval.

Signed this 26th day of May 2009.

Signature: /s/ James P. Lezie
James P. Lezie,
CEO/Chairman of the Board